[LETTERHEAD OF STURSBERG & VEITH]


                                                              February 2, 2000


Tech Laboratories, Inc.
955 Belmont Avenue
North Haledon, NJ 07508

Gentlemen:

     We have acted as counsel to Tech Laboratories, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of a minimum of 258,065 and a maximum of 451,613 shares of the Company's authorized but unissued common stock, $.01 par value (the "Shares").

     On the basis of such investigation as we have deemed necessary, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New Jersey.

     2. The Shares have been duly authorized and, when issued, will be legally issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2, and to the related Prospectus with respect to the above-described offering. In giving this consent, we do not hereby admit that we come under the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                           Very truly yours,


                                                           /s/ Stursberg & Veith
                                                               Stursberg & Veith